Exhibit 10.2
FIRST AMENDMENT TO
FIRST AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     THIS FIRST AMENDMENT TO FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Amendment”), dated as of the 11th day of December, 2008, is by and between Corrections Corporation of America, a Maryland corporation with its principal place of business at 10 Burton Hills Boulevard, Nashville, Tennessee (the “Company”), and William K. Rusak, a resident of Nashville, Tennessee (“Executive”). All capitalized terms used herein but otherwise not defined shall have the meaning as set forth in the Employment Agreement, as herein defined.
     WHEREAS, the Company and Executive are parties to that certain First Amended and Restated Employment Agreement, dated as of August 15, 2007 (the “Employment Agreement”), pursuant to which Executive serves as an Executive Vice President and Chief Human Resources Officer of the Company; and
     WHEREAS, the Company and Executive now desire to amend certain terms and provisions of the Employment Agreement pursuant to the terms hereof.
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt, sufficiency and mutuality of which are hereby acknowledged, the Company and Executive hereby agree as follows.
     1. Amendments.
     (a) Section 2 is hereby deleted in its entirety and replaced with the following:
     “2. Term. Subject to the provisions of termination as hereinafter provided, the term of the Executive’s employment under this Agreement shall begin on the date hereof and shall terminate on December 31, 2009 (the “Term”).”
     (b) Section 3 is hereby deleted in its entirety and replaced with the following:
     “3. [INTENTIONALLY OMITTED].”
     2. Effect of Amendments. Except as expressly modified by the terms of this Amendment, the provisions of the Employment Agreement shall continue in full force and effect.
     3. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall be deemed to be one and the same instrument.
     4. Headings. The sections, subjects and headings in this Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Amendment.
     5. Governing Law. The validity, interpretation and effect of this Amendment shall be governed exclusively by the laws of the State of Tennessee without regard to the choice of law principals thereof.
     6. Severability. Should any part of this Amendment be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity and enforceability of the remaining portion.

     7. Successors. This Amendment shall be binding upon and inure to the benefit of the respective parties and their permitted assigns and successors in interest.
     8. Waivers. No waivers of any breach of any of the terms or conditions of this Amendment shall be held to be a waiver of any other or subsequent breach; nor shall any waiver be valid or binding unless the same shall be in writing and signed by the party alleged to have granted the waiver.
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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written.

EXECUTIVE: WILLIAM K. RUSAK
/s/ William K. Rusak

THE COMPANY: CORRECTIONS CORPORATION OF AMERICA
By:	/s/ John D. Ferguson
Title: Chairman and Chief Executive Officer

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